Exhibit 99.1

Energy Vault Announces Completion of Redemption of Warrants

LUGANO, Switzerland & WESTLAKE VILLAGE, Calif., August 2, 2022 – Energy Vault Holdings, Inc. (NYSE: NRGV, NRGV WS) (“Energy Vault” or the “Company”), a leader in sustainable, grid-scale energy storage solutions, today announced the completion of the redemption of all outstanding public warrants (other than Private Placement Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date) (as defined in the Warrant Agreement) (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated as of February 3, 2021 by and between the Company (f/k/a Novus Capital Corp. II) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), for a redemption price of $0.10 per Warrant (the “Redemption Price”), that remained outstanding at 5:00 p.m. New York City time on August 1, 2021 (the “Redemption Date”).

On July 1, 2022, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date, it would redeem all of the outstanding Public Warrants at the Redemption Price. Of the 9,583,333 million Public Warrants that were outstanding as of the closing of the Business Combination, 682,948 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 8,602,400 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 2,172,854 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 96.7% of the outstanding Public Warrants. Following the Redemption Date, the Company had no Public Warrants outstanding. The Company’s 5,166,666 Private Placement Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date remain outstanding and are not affected by the redemption of the Public Warrants.

In connection with the redemption, the Public Warrants ceased trading on the New York Stock Exchange and were delisted, with the trading suspension announced after close of market on August 1, 2022. The Common Stock continues to trade on the New York Stock Exchange under the symbol “NRGV”.

Additional information can be found on Energy Vault’s Investor Relations website: https://investors.energyvault.com/

About Energy Vault

Energy Vault develops and deploys turnkey sustainable energy storage solutions designed to transform the world’s approach to utility-scale energy storage in realizing decarbonization while maintaining grid resiliency. The company’s proprietary energy management system and optimization software suite is technology agnostic in its ability to orchestrate various generation and energy storage resources to help utilities, independent power producers and large industrial energy users to significantly reduce their levelized cost of energy while maintaining power quality and grid reliability. Energy Vault’s EVx™ gravity energy storage system utilizes eco-friendly materials with the ability to integrate waste materials for beneficial re-use. Energy Vault is facilitating the shift to a circular economy while accelerating the clean energy transition for its customers. For additional information, please visit: www.energyvault.com

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our future expansion, deployments, capabilities and capital resources. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: risks related to the rollout of Energy Vault’s business and the timing of expected business milestones, developments and changes in the general market, the continuing impact of COVID-19, political, economic, and business conditions, our limited operating history as a public company, whether MOUs and other strategic investments will result in future revenues, sufficiency of cash to support the company’s expansion plans, the fact that the company has no committed revenue for future periods and risks affecting our partnerships and customers. Additional risks and uncertainties that could affect our financial results are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2022, which is available on our website at investors.energyvault.com and on the SEC's website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Contacts

Investors

energyvaultIR@icrinc.com

Media

media@energyvault.com